EXHIBIT 10.1

AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT
dated as of April 14, 2014
among
AARON’S, INC.,
as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
and
SUNTRUST BANK,
as Administrative Agent, Swingline Lender and Issuing Bank
SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arranger and Sole Bookrunner

and

REGIONS CAPITAL MARKETS,
a division of Regions Bank,
as Joint Lead Arranger

1

i

ii

iii

Schedules
Schedule 1.1(a)        -    Applicable Margin and Applicable Percentage
Schedule 1.1(b)        -    Lender Commitments
Schedule 1.1(c)        -    Progressive Finance Subsidiaries
Schedule 2.24        -    Existing Letters of Credit
Schedule 4.14        -    Subsidiaries
Schedule 7.1        -    Outstanding Indebtedness
Schedule 7.2        -    Existing Liens
Schedule 7.4        -    Existing Investments
Exhibits
Exhibit A        -    Form of Assignment and Acceptance
Exhibit B        -    Form of Subsidiary Guarantee Agreement
Exhibit C        -    Form of Borrower Guarantee Agreement
Exhibit 2.3        -    Notice of Revolving Borrowing
Exhibit 2.5        -    Notice of Swingline Borrowing
Exhibit 2.8        -    Form of Conversion/Continuation
Exhibit 3.1(b)(iv)    -    Form of Secretary’s Certificate
Exhibit 3.1(b)(vii)    -    Form of Officer’s Certificate
Exhibit 5.1(c)        -    Form of Compliance Certificate

i

AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT
THIS AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of April 14, 2014, by and among AARON’S, INC., a Georgia corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower, SunTrust Bank, as administrative agent, and certain of the Lenders are party to that certain Revolving Credit Agreement, dated as of May 23, 2008 (as heretofore amended or modified, the “Existing Credit Agreement”), which established a $140,000,000 revolving credit facility in favor of the Borrower with a $15,000,000 swingline subfacility and a $10,000,000 letter of credit subfacility in favor of the Borrower;
WHEREAS, the Borrower has requested certain amendments to the Existing Credit Agreement, including (a) the increase of the Revolving Commitments to $200,000,000 (together with an increase of the swingline subfacility to $25,000,000 and an increase of the letter of credit subfacility to $20,000,000) and (b) the addition of a $126,250,000 term loan facility; subject to the terms and conditions hereof, the Lenders are willing to agree to such amendments, and the parties hereto have agreed to effect such amendments through an amendment and restatement of the Existing Credit Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree that the Existing Credit Agreement is amended and restated in its entirety as follows:
Article I.

DEFINITIONS; CONSTRUCTION
Section 1.1    Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“2011 Note Agreement” shall mean that certain Note Purchase Agreement, dated as of July 5, 2011, by and among the Borrower, the other Loan Parties party thereto, The Prudential Insurance Company of America and the other purchasers signatory thereto, as such Note Purchase Agreement may be amended, supplemented, restated, refinanced, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.
“2014 Note Agreement” shall mean, collectively, (i) that certain Note Purchase Agreement, dated as of April 14, 2014, by and among the Borrower, the other Loan Parties party thereto, The Prudential Insurance Company of America and the other purchasers signatory thereto, as such Note Purchase Agreement may be amended, supplemented, restated, refinanced, replaced or otherwise modified from time to time in accordance with the terms of this Agreement, and (ii) that certain Note Purchase Agreement, dated as of April 14, 2014, by and among the Borrower, the other Loan Parties party thereto, Metropolitan Life Insurance Company and the other purchasers signatory thereto, as such Note Purchase Agreement may be amended, supplemented, restated, refinanced, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.
“Aaron Rents Puerto Rico” shall mean Aaron Rents, Inc. Puerto Rico, a Puerto Rico corporation.
“Acquisition” shall mean any transaction in which the Borrower or any of its Subsidiaries directly or indirectly (i) acquires any ongoing business, (ii) acquires all or substantially all of the assets of any Person or division thereof, whether through a purchase of assets, merger or otherwise, (iii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of the voting stock of a corporation, other than the acquisition of voting stock of a wholly-owned Subsidiary solely in connection with the organization and capitalization of that Subsidiary by the Borrower or another Subsidiary Loan Party, or (iv) acquires control of more than 50% ownership interest in any partnership, joint venture or limited liability company.
“Additional Lender” shall have the meaning given to such term in Section 2.25.
“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.
“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For purposes of this definition “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.
“Agreement” shall have the meaning given to such term in the introductory paragraph hereof.
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding. On the Closing Date, the amount of Aggregate Revolving Commitments is $200,000,000.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 23, 2001.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean (a) with respect to all Base Rate Loans outstanding on any date, a percentage per annum determined by reference to the applicable Total Debt to EBITDA Ratio in effect on such date and the column applicable to Base Rate Loans in Schedule 1.1(a) attached hereto and (b) with respect to all Eurodollar Loans outstanding on any date and all letter of credit fees, a percentage per annum determined by reference to the applicable Total Debt to EBITDA Ratio in effect on such date and the column applicable to Eurodollar Loans in Schedule 1.1(a) attached hereto; provided, that a change in the Applicable Margin resulting from a change in the Total Debt to EBITDA Ratio shall be effective on the second day after which the Borrower has delivered the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1 (c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Margin shall be at Level IV until such time as such financial statements and certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending on June 30, 2014 are delivered shall be at Level III.
“Applicable Percentage” shall mean, with respect to the commitment fee, as of any date, the percentage per annum determined by reference to the applicable Total Debt to EBITDA Ratio in effect on such date as set forth on Schedule 1.1(a) attached hereto; provided, that a change in the Applicable Percentage resulting from a change in the Total Debt to EBITDA Ratio shall be effective on the second day after which the Borrower has delivered the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1 (c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Percentage shall be at Level IV until such time as such financial statements and certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the financial statement and Compliance Certificate for the Fiscal Quarter ending on June 30, 2014 are delivered shall be at Level III.
“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
“Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent and one-half (1.50%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.
“Blocker Corporations” shall mean the following corporations to be acquired by the Borrower or a wholly-owned Subsidiary of the Borrower in connection with the Closing Date Acquisition pursuant to the Closing Date Acquisition Documents: (a) SP GE VIII-B Progressive Blocker Corp., a Delaware corporation, and (b) SP SD IV-B Progressive Blocker Corp., a Delaware corporation.
“Borrower” shall have the meaning in the introductory paragraph hereof.
“Borrower Guarantee Agreement” shall mean the Borrower Guarantee Agreement, substantially in the form of Exhibit C, made by the Borrower in favor of the Administrative Agent for the benefit of the holders of (a) Hedging Obligations owed by any Subsidiary Loan Party to any Lender or Affiliate of any Lender and (b) Treasury Management Obligations owed by any Subsidiary Loan Party to any Lender or Affiliate of any Lender.
“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.
“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Cash Collateralize” shall mean, in respect of any Obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such Obligations in Dollars, to the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” and “Cash Collateral” have a corresponding meaning).
“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short‑term commercial paper rating from S&P is at least A‑1 or the equivalent thereof or from Moody’s is at least P‑1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A‑1 (or the equivalent thereof) or better by S&P or P‑1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any Lender) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d).
“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 33⅓ or more of the total voting power of shares of stock entitled to vote in the election of directors of the Borrower; or (c) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or, for purposes of Section 2.19(b), by such Lender’s or the Issuing Bank’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class”, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.
“Closing Date” shall mean the date hereof.
“Closing Date Acquisition” shall mean the acquisition by the Borrower of all or substantially all of the Capital Stock or assets of Progressive Finance and the Progressive Finance Subsidiaries pursuant to the Closing Date Acquisition Documents.
“Closing Date Acquisition Agreement” shall mean that certain Agreement and Plan of Merger, dated as of April 14, 2014, by and among the Borrower, Progressive Finance, the Merger Sub and the Representative party thereto, as such agreement may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms of this Agreement.
“Closing Date Acquisition Documents” shall mean, collectively (i) the Closing Date Acquisition Agreement, (ii) that certain Purchase Agreement dated as of April 14, 2014, by and among the Borrower, the entities identified as “Blocker Owners” therein, pursuant to which the Borrower or wholly- owned Subsidiary of the Borrower has agreed to purchase, and such Blocker Owners have agreed to sell and assign to immediately prior to the effective time of the Closing Date Acquisition, 100% of the outstanding equity interests the Blocker Corporations, and (iii) each other material document, instrument, certificate and agreement executed and delivered in connection therewith, in each case as such agreements, documents, instruments, certificates may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Commitment” shall mean a Term Loan Commitment, Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).
“Consolidated EBITDA” shall mean for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation (excluding depreciation of rental merchandise) and amortization, (iv) all other non-cash charges, (v) accruals incurred in the Fiscal Year ended December 31, 2013 related to legal and regulatory expenses, fees and costs not to exceed $30,000,000 in the aggregate, (vi) closing costs, fees and expenses incurred during such period in connection with the Closing Date Acquisition and the transactions contemplated by the Transaction Documents and the Note Agreements, in each case paid during such period to Persons that are not Affiliates of the Borrower or any Subsidiary, not to exceed $15,000,000 in the aggregate, and (vii) cash charges incurred in the Fiscal Year ended December 31, 2013 related to the retirement of the Borrower’s Chief Operating Officer not to exceed $5,000,000 in the aggregate, determined on a consolidated basis in accordance with GAAP in each case for such period.
“Consolidated EBITDAR” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated EBITDA and (b) Consolidated Lease Expense
“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense paid or payable for such period plus (b) Consolidated Scheduled Debt Payments for such period plus (c) Consolidated Lease Expense.
“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, total cash interest expense, including without limitation the interest component of any payments in respect of Capital Leases Obligations capitalized or expensed during such period (whether or not actually paid during such period).
“Consolidated Lease Expense” shall mean, for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.
“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary.
“Consolidated Scheduled Debt Payments” means for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Total Debt. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period and (b) shall not include any voluntary or mandatory prepayments.
“Consolidated Total Debt” shall mean, at any time, all then currently outstanding obligations, liabilities and indebtedness of the Borrower and its Subsidiaries on a consolidated basis of the types described in the definition of Indebtedness.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.14(c).
“Defaulting Lender” shall mean, at any time, subject to Section 2.26(b), (i) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan, to make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan or to make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (iv) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank, the Swingline Lender and the Lenders.
“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Controlled Affiliate” shall mean each Affiliate of the Borrower that is (a) Controlled by the Borrower, and (b) incorporated or organized under the laws of any State of the United States, the District of Columbia or Puerto Rico.
“Domestic Subsidiary” means any Subsidiary which is incorporated or organized under the laws of any State of the United States, the District of Columbia or Puerto Rico.
“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Event of Default” shall have the meaning provided in Article VIII.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation; provided that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the “keepwell” provision set forth in Section 24 of the Subsidiary Guarantee Agreement and Section 24 of the Borrower Guarantee Agreement shall be taken into account. If a Swap Obligation arises under a Master Agreement governing more than one Hedging Transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Transactions for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.21(e).
“Existing Credit Agreement” shall have the meaning set forth in the recitals hereof.
“Existing Letters of Credit” shall mean the letters of credit set forth on Schedule 2.24.
“Fee Letter” shall mean that certain letter agreement dated as of March 12, 2014, by and between Borrower, SunTrust Robinson Humphrey, Inc. and the Administrative Agent, setting forth certain fees applicable to the revolving credit and term loan facilities described herein, either as originally executed or as hereafter amended or modified.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
“Fiscal Year” shall mean a fiscal year of the Borrower.
“Fixed Charge Coverage Ratio” shall mean, at any date, the ratio of (a) Consolidated EBITDAR for the four consecutive Fiscal Quarters ending on such date to (b) Consolidated Fixed Charges for the four consecutive Fiscal Quarters ending on such date.
“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantors” shall mean, collectively, (a) each Subsidiary Loan Party, including each Person that joins as a Subsidiary Loan Party pursuant to Section 5.10 or otherwise, (b) with respect to (i) any Hedging Obligations between any Loan Party (other than the Borrower) and any Lender or Affiliate of a Lender that are permitted to be incurred pursuant to Section 7.12 and any Treasury Management Obligations

owing by any Loan Party (other than the Borrower), the Borrower and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guarantee with respect to all Swap Obligations, the Borrower and (c) the successors and permitted assigns of the foregoing.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Increasing Lender” shall have the meaning set forth in Section 2.25.
“Incremental Commitment” shall have the meaning set forth in Section 2.25.
“Incremental Commitment Amount” shall have the meaning set forth in Section 2.25.
“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.25.
“Incremental Term Loan” shall have the meaning set forth in Section 2.25.
“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, and (x) Off-Balance Sheet Liabilities.The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company or fund, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act of 1933, as amended, or any successor law, rule or regulation) or institutional “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act of 1933, as amended, or any successor law, rule or regulation).
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, by and among the Borrower, SunTrust Bank, as representative of the Lenders, The Prudential Insurance Company of America, Metropolitan Life Insurance Company, and the other Senior Noteholders (as defined therein), as amended, restated, supplemented or otherwise modified from time to time.
“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:
(i)    the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(ii)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
(iii)    any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv)    (A) no Interest Period for a Revolving Loan may extend beyond the Revolving Commitment Termination Date and (B) no Interest Period for a Term Loan may extend beyond the Maturity Date.
“Investments” shall have the meaning given to such term in Section 7.4.
“Issuing Bank” shall mean SunTrust Bank in its capacity as an issuer of Letters of Credit pursuant to Section 2.24.
“Joint Lead Arrangers” shall mean SunTrust Robinson Humphrey, Inc. and Regions Capital Markets, a division of Regions Bank, each in its capacity as a joint lead arranger in connection with this Agreement.
“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $20,000,000.
“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.
“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.
“Lender Insolvency Event” shall mean that (i) a Lender or its parent corporation is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) a Lender or its parent corporation is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its parent corporation, or such Lender or its parent corporation has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its parent corporation has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a parent corporation thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.25.
“Letter of Credit” shall mean any standby letter of credit issued pursuant to Section 2.24 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment and the Existing Letters of Credit.
“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) for deposits in Dollars for a period equal to such Interest Period appearing on the display designated on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of or about 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing). A covenant not to grant a Lien or a “negative pledge” shall not be determined a Lien for purposes of this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the LC Documents, the Fee Letter, the Intercreditor Agreement, all Notices of Borrowing, all Notices of Conversion/Continuation, the Subsidiary Guarantee Agreement, the Borrower Guarantee Agreement, all collateral documents pursuant to Section 5.10(b), and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.
“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.
“Loan Facility Agreement” shall mean that certain Third Amended and Restated Loan Facility Agreement and Guaranty dated as of the date hereof, by and among the Borrower, SunTrust Bank, as Servicer and the financial institutions from time to time a party thereto, as Participants, as amended, restated, refinanced, replaced, supplemented or otherwise modified prior to or contemporaneously with the Closing Date.
“Loan Facility Documents” shall mean, collectively, the Loan Facility Agreement and any and all other instruments, agreements, documents and writings executed in connection with the foregoing.
“Loans” shall mean all Term Loans, Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require.

“Master Agreement” shall have the definition set forth in the definition of “Hedging Transaction”.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or the Loan Parties taken as a whole to perform any of their respective obligations under the Loan Documents (iii) the rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $20,000,000.
“Material Subsidiary” means at any time any direct or indirect Subsidiary of the Borrower having: (a) assets in an amount equal to at least 5% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; or (b) revenues or net income in an amount equal to at least 5% of the total revenues or net income of the Borrower and its Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent Fiscal Quarter at such time.
“Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) December 13, 2017 and (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
“Merger Sub” shall mean Virtual Acquisition Company, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of the Borrower.
“Moody’s” shall mean Moody’s Investors Service, Inc., and any successor thereto.
“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Domestic Subsidiary in respect of any (a) sale or disposition by the Borrower or any of its Subsidiaries of any of its assets, (b) any casualty insurance policies or eminent domain, condemnation or similar proceedings or (c) any issuance of Indebtedness not permitted under Section 7.1, in each case net of direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), taxes paid or payable as a result thereof and, in the case of any sale or disposition or casualty, eminent domain, condemnation or similar proceeding, the amount necessary to retire any Indebtedness secured by a Lien permitted under this Agreement (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non‑cash consideration received by the Borrower or any Domestic Subsidiary in connection with any sale or disposition by the

Borrower or any of its Subsidiaries of any of its assets, any casualty insurance policies or eminent domain, condemnation or similar proceedings or any issuance of Indebtedness not permitted under Section 7.1.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Note Agreements” shall mean, collectively, the 2011 Note Agreement and the 2014 Note Agreement.
“Notes” shall mean any promissory notes issued hereunder at the request of any Lender.
“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.
“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.8(b).
“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.
“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.5.
“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or either Joint Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, (b) all Hedging Obligations owed by any Loan Party to any Lender or Affiliate of any Lender, and (c) all Treasury Management Obligations between any Loan Party and any Lender or Affiliate of any Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided that “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, other than indemnity obligations for any breach of any representation or warranty which are customary in nonrecourse sales of such assets, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant” shall have the meaning set forth in Section 10.4(d).
“Participant Register” shall have the meaning set forth in Section 10.4(e).
“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.
“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Permitted Acquisition” shall mean the Closing Date Acquisition and any other Acquisition (whether foreign or domestic) so long as (a) immediately before and after giving effect to such Acquisition, no Default or Event of Default is in existence, (b) such Acquisition has been approved by the board of directors of the Person being acquired prior to any public announcement thereof, (c) to the extent such Acquisition is of a Person or Persons that are not organized in the United States and/or of all or substantially all of the assets of a Person located outside the United States and the aggregate EBITDA attributable to all Foreign Subsidiaries for the most recently ended twelve month period (giving pro forma effect to such Acquisition) exceeds twenty percent (20%) of Consolidated EBITDA for the most recently ended twelve month period, the Borrower complies with Section 5.10(b) hereof and (d) immediately after giving effect to such Acquisition, the Borrower and Subsidiaries will not be engaged in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related thereto. As used herein, Acquisitions will be considered related Acquisitions if the sellers under such Acquisitions are the same Person or any Affiliate thereof.
“Permitted Encumbrances” shall mean
(i)    Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(ii)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(iv)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v)    judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(vi)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;
(vii)    other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; and
(viii)    Liens on insurance policies owned by the Borrower on the lives of its officers securing policy loans obtained from the insurers under such policies, provided that (A) the aggregate amount borrowed on each policy shall not exceed the loan value thereof, and (B) the Borrower shall not incur any liability to repay any such loan;
provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” shall mean:
(i)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(ii)    commercial paper having an A or better rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof;
(iii)    certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
(v)    mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.
“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Private Placement Debt” shall mean Indebtedness incurred by the Borrower or its Subsidiaries in respect of the issuance and sale of notes or other securities by the Borrower or its Subsidiaries to Institutional Investors, which issuance and sale does not require registration of such securities with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.
“Progressive Finance” shall mean Progressive Finance Holdings, LLC, a Delaware limited liability company.
“Progressive Finance Subsidiaries” shall mean the direct and indirect Subsidiaries of Progressive Finance acquired by the Borrower on the consummation of the Closing Date Acquisition as further identified on Schedule 1.1(c) hereto.
“Pro Rata Share” shall mean with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Loan funded under such Commitment), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Loans of all Lenders funded under such Commitments).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Required Lenders” shall mean, at any time, Lenders holding at least 51% of the Aggregate Revolving Commitments and the Term Loans at such time or if the Lenders have no Commitments outstanding, then Lenders holding at least 51% of the Revolving Credit Exposure and the Term Loans provided, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders.
“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the controller or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer, the controller or the treasurer of the Borrower.
“Restricted Payment” shall have the meaning set forth in Section 7.5.
“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule 1.1(b), or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, as the same may be increased or decreased pursuant to terms hereof.
“Revolving Commitment Termination Date” shall mean the earliest of (i) December 13, 2017, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.9(b) or Section 8.1 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Revolving Credit Exposure” shall mean, for any Lender, the sum of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.
“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.
“S&P” shall mean McGraw Hill Financial, Inc., and any successor thereto.
“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
“Specified Loan Party” shall mean each Loan Party that is, at the time on which the relevant Guarantee or grant of the relevant security interest under the Loan Documents by such Loan Party becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the “keepwell” provision in Section 24 of the Subsidiary Guarantee Agreement and Section 24 of the Borrower Guarantee Agreement.
“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.
“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement, substantially in the form of Exhibit B, made by the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the holders of the Obligations.
“Subsidiary Loan Party” shall mean any Subsidiary (other than a Foreign Subsidiary) that is party to the Subsidiary Guarantee Agreement (whether as original party thereto or by subsequent joinder thereto).

“Swap Obligations” shall mean with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $25,000,000.
“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.5, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.
“Swingline Lender” shall mean SunTrust Bank in its capacity as provider of Swingline Loans hereunder.
“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
“Swingline Rate” shall mean, for any Interest Period, the rate as offered by the Administrative Agent and accepted by the Borrower. The Borrower is under no obligation to accept this rate and the Administrative Agent is under no obligation to provide it.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Term Loan” shall mean a term loan made by a Lender to the Borrower pursuant to Section 2.5 or Section 2.25.
“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule 1.1(b). The aggregate principal amount of all Lenders’ Term Loan Commitments as of the Closing Date is $126,250,000.
“Total Debt to EBITDA Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on such date.
“Transaction Documents” shall mean, collectively, the Loan Documents and the Loan Facility Documents.
“Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties pursuant to any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Georgia.
“United States” or “U.S.” shall mean the United States of America.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.2    Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Term Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).
Section 1.3    Accounting Terms and Determination.
(a)    Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
(b)    Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein and (ii) for purposes of this Agreement, any change in GAAP requiring leases which were previously classified as operating leases to be treated as capitalized leases shall be disregarded and such leases shall continue to be treated as operating leases consistent with GAAP as in effect immediately before such change in GAAP became effective.
(c)    Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article VI (including for purposes of determining the Applicable Margin and any transaction that by the terms of this Agreement requires that any financial covenant contained in Article VI be calculated on a pro forma basis ) shall be made on a pro forma basis with respect to (a) sales, leases, transfers and/or involuntary dispositions of property in any period of twelve months with an aggregate fair market value in excess of $15,000,000, (b) any Acquisition, (c) any incurrence of any Incremental Term Loan and/or Incremental Revolving Commitment or (d) any payment of a Restricted Payment occurring during such period.
Section 1.4    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.
Section 1.5    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1    General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which the Lenders severally agree (to the extent of each Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank may issue Letters of Credit in accordance with Section 2.24, (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4, and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitments from time to time in effect.
Section 2.2    Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, or (ii) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitments. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.
Section 2.3    Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $1,000,000 or a larger multiple of $500,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.5 or Section 2.24(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
Section 2.4    Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitments and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
Section 2.5    Procedure for Borrowing of Swingline Loans; Etc.
(a)    The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing (“Notice of Swingline Borrowing”) prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate or any other interest rate as agreed between the Borrower and the Swingline Lender and shall have an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Swingline Lender. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan. The Administrative Agent will notify the Lenders on a quarterly basis if any Swingline Loans occurred during such quarter.
(b)    The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.
(c)    If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.
(d)    Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.5(b) or to purchase the participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof at the Federal Funds Rate. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.
Section 2.6    Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single Term Loan to the Borrower on the Closing Date in a principal amount equal to the Term Loan Commitment of such Lender. The Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof; provided that on the Closing Date all Term Loans shall be Base Rate Loans. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loans on the Closing Date.
Section 2.7    Funding of Borrowings.
(a)    Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.5. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
(b)    Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is participating that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate for up to two (2) days and thereafter at the rate specified for such Borrowing. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(c)    All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
Section 2.8    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.8 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.
(c)    If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.
(d)    Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
Section 2.9    Optional Reduction and Termination of Commitments.
(a)    Unless previously terminated, all Revolving Commitments and the Swingline Commitment shall terminate on the Revolving Commitment Termination Date. The Term Loan Commitments in effect on the Closing Date shall terminate upon the making of the Term Loans pursuant to Section 2.6.
(b)    Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.9 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitments to an amount less than the aggregate outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.
Section 2.10    Repayment of Loans.
(a)    The outstanding principal amount of all Revolving Loans made by Borrower pursuant to Section 2.2 shall be due and payable by Borrower (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
(b)    The principal amount of each Swingline Borrowing shall be due and payable (together with accrued interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date.
(c)    The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

Installment Date	Aggregate Principal Amount

September 30, 2014	$3,156,250

December 31, 2014	$3,156,250

March 31, 2015	$3,156,250

June 30, 2015	$3,156,250

September 30, 2015	$3,156,250

December 31, 2015	$3,156,250

March 31, 2016	$3,156,250

June 30, 2016	$3,156,250

September 30, 2016	$3,156,250

December 31, 2016	$3,156,250

March 31, 2017	$3,156,250

June 30, 2017	$3,156,250

September 30, 2017	$3,156,250
December 13, 2017            $85,218,750
Provided that, to the extent not previously paid, the entire unpaid principal balance of the Term Loans shall be due and payable in full on the Maturity Date.
Section 2.11    Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and the Term Loan Commitments of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.8, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.8, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b)    This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.12    Certain Prepayments.

(a)    Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.20. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount not less than $1,000,000 and in integral multiples of $500,000. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.
(b)    Mandatory Prepayment in case of Revolving Credit Exposure exceeding Aggregate Revolving Commitments. If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments at such time, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.20. Each prepayment of a Borrowing shall be applied ratably first to the Swingline Loans to the full extent thereof, then to the Revolving Base Rate Loans to the full extent thereof, and finally to Revolving Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments at such time, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure. Such account shall be administered in accordance with Section 2.24(g) hereof.
Section 2.13    Mandatory Prepayments.
(a)    Immediately upon receipt by the Borrower or any of its Domestic Subsidiaries of any (i) Net Cash Proceeds of any sale or disposition by the Borrower or any of its Domestic Subsidiaries of any of its assets or (ii) any Net Cash Proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings that, with respect to clauses (i) and (ii), exceed (A) $5,000,000 for any such single asset sale (or series of related asset sales) or for any such single casualty event or (B) $20,000,000 for all such asset sales or casualty events from the date hereof through the Maturity Date, the Borrower shall prepay the Term Loans in an amount equal to all such Net Proceeds (subject to the terms of the Intercreditor Agreement); provided, that the Borrower shall not be required to prepay the Term Loans with respect to Net Cash Proceeds from (x)  sales of assets in the ordinary course of business of the type described in Section 7.6(a) and (b), (y) sales of assets of the types described in Section 7.6(c), (d), (e) and (f) or (z) casualty insurance policies or eminent domain, condemnation or similar proceedings that are, in either case of clause

(y) or clause (z), reinvested in assets then used or usable in the business of the Borrower and its Subsidiaries within 180 days following receipt thereof or committed to be reinvested pursuant to a binding contract prior to the expiration of such 180-day period and actually reinvested within 360 days following receipt thereof, so long as such proceeds are held in accounts at SunTrust Bank until reinvested. Any such prepayment shall be applied in accordance with subsection (c) of this Section.
(b)    No later than the Business Day following the date of receipt by the Borrower or any of its Domestic Subsidiaries of any Net Cash Proceeds from any issuance of Indebtedness by the Borrower or any of its Domestic Subsidiaries, the Borrower shall prepay the Term Loan in an amount equal to all such Net Cash Proceeds (subject to the terms of the Intercreditor Agreement); provided, that the Borrower shall not be required to prepay the Term Loan with respect to proceeds of Indebtedness permitted under Section 7.1. Any such prepayment shall be applied in accordance with subsection (c) of this Section.
(c)    Any prepayments made by the Borrower pursuant to subsection (a) or (b) of this Section shall be applied to scheduled amortization payments on the Term Loans in inverse order of maturity.
Section 2.14    Interest on Loans.
(a)    The Borrower shall pay interest with respect to the Revolving Loans made to the Borrower pursuant to Section 2.2 on each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.
(b)    The Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.
(c)    While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans (including all Swingline Loans) and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.
(d)    Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Revolving Commitment Termination Date. Interest on each Swingline Loan shall be payable on the maturity date of such Loan, which shall be the last day of the Interest Period applicable thereto, and on the Revolving Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(e)    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
Section 2.15    Fees.
(a)    The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times agreed upon by the Borrower and the Administrative Agent in the Fee Letter.
(b)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage (determined daily in accordance with Schedule 1.1(a) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.
(c)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.
(d)    Payments. The fees described in clause (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 2014 and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety).
(e)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Revolving Commitment during such period pursuant to subsection (b) of this Section or letter of credit fees accruing during such period pursuant to subsection (c) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (x) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (y) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank. The pro rata payment provisions of Section 2.22 shall automatically be deemed adjusted to reflect the provisions of this subsection.
Section 2.16    Computation of Interest and Fees.
All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.17    Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,
(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower, absent manifest error) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or
(ii)    the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow on such date, then such Borrowing shall be made as a Base Rate Borrowing.
Section 2.18    Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a

Eurodollar Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section 2.19    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
(ii)    impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;
and the result of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy or liquidity) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered. For the avoidance of doubt, Lenders may only make claims for compensation pursuant to this Section

2.19, in respect of a Change in Law, to the extent such claims are a consequence of its obligations hereunder or under or in respect of any Letter of Credit.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation;
Section 2.20    Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.20 submitted to the Borrower or by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
Section 2.21    Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).
Section 2.22    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.19, 2.20 or 2.21, or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, Term Loans or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements, Term Loans and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements, Term Loans and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements, Term Loans and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements, Term Loans or Swingline

Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Revolving Commitment Termination Date, at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank and the Swingline Lender under this Agreement; third, to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fourth, to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fifth, to the payment of principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them; sixth, to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders; and seventh, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
Section 2.23    Mitigation of Obligations. (a) If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or Section 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
(b)    If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.21, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.21, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)    The Borrower shall not be required to compensate a Lender or the Issuing Bank under Section 2.19, 2.20 or 2.21 for any taxes, increased costs or reductions incurred more than six (6) months prior to the date that such Lender or the Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further, that if any Change in Law giving rise to such increased costs or reductions is retroactive, then such six-month period shall be extended to include the period of such retroactive effect.
Section 2.24    Letters of Credit.
(a)    During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.24(d) and 2.24(e), may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $250,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate LC Exposure, plus the aggregate outstanding Revolving Credit Exposure of all Lenders, would exceed the Aggregate Revolving Commitments. Upon the issuance of each Letter of Credit each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (i) on the Closing Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.
(b)    To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
(c)    At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before 5:00 p.m. the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.24(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
(d)    The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof and the minimum borrowing limitations set forth in Section 2.3 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base

Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.7. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
(e)    If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
(f)    To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section 2.24 on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Base Rate plus an additional 2% per annum.
(g)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(h)    Promptly following the end of each Fiscal Quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
(i)    The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(i)    Any lack of validity or enforceability of any Letter of Credit or this Agreement;
(ii)    The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(iii)    Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
(v)    Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi)    The existence of a Default or an Event of Default.
Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(j)    Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, each Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) and to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.
(k)    Conflict with LC Documents.  In the event of any conflict between the terms hereof and the terms of any LC Document, the terms hereof shall control.
Section 2.25    Increase of Commitments; Additional Lenders.
(a)    From time to time after the Closing Date but before the termination of this Agreement and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate Revolving Commitments and/or the aggregate Term Loan Commitments hereunder (each such increase, an “Incremental Commitment”) so long as the following conditions are satisfied:
(i)    the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $200,000,000 (the principal amount of each such Incremental Commitment, the “Incremental Commitment Amount”);
(ii)    (A) the conditions precedent in Section 3.2 shall be satisfied and (B) the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;
(iii)    at the time of and immediately after giving effect to any such proposed increase (A) no Default or Event of Default shall exist, (B) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects); provided, that to the extent such representation or warranty relates to a specific prior date, such representation or warranty shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) only as of such specific prior date and (C) since December 31, 2013, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
(iv)    any incremental Term Loans made pursuant to this Section (the “Incremental Term Loans”) shall have a maturity date no earlier than the Maturity Date and shall have a Weighted Average Life to Maturity no shorter than that of the Term Loans made pursuant to Section 2.6, and (y) any incremental Revolving Commitments provided pursuant to this Section (the “Incremental Revolving Commitments”) shall have a termination date no earlier than the Revolving Commitment Termination Date;
(v)    the Borrower and its Subsidiaries shall be in compliance on a pro forma basis with each of the financial covenants set forth in Article VI after giving effect to any such Incremental Term Loan and/or any such Incremental Revolving Commitment (assuming that it is fully funded);
(vi)    if the Initial Yield applicable to any such Incremental Term Loans exceeds the sum of the Applicable Margin then in effect for Eurodollar Term Loans plus one fourth of the Up-Front Fees paid in respect of the existing Term Loans (the “Existing Yield”), then the Applicable Margin of the existing Term Loans shall increase by an amount equal to the difference between the Initial Yield and the Existing Yield and (y) except as permitted in clause (x) above, the Incremental Term Loans shall be on the same terms and conditions as the existing Term Loans; and
(vii)    the Incremental Revolving Commitments shall be deemed part of and shall have the same terms and conditions in all respects as the existing Revolving Commitments other than with respect to the payment of Up-Front Fees;
(viii)    all other terms and conditions with respect to any such Incremental Commitments shall be reasonably satisfactory to the Administrative Agent.
(b)    The Borrower shall provide at least five Business Days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment. The Borrower may also, but is not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Revolving Commitments and/or their Term Loan Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment and/or its Term Loan Commitment, as applicable. Each Increasing Lender shall as soon as practicable specify in a written notice to the Borrower and the Administrative Agent the amount of such proposed Incremental Commitment that it is willing to provide. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment and/or its Term Loan Commitment, and any decision by a Lender to increase its Revolving Commitment and/or its Term Loan Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments and/or the Term Loan Commitments, as applicable, pursuant to this Section. No Lender which declines to increase the principal amount of its Revolving Commitment and/or its Term Loan Commitment may be replaced with respect to its existing Revolving Commitment and/or its Term Loans, as applicable, as a result thereof without such Lender’s consent. The Borrower may accept some or all of the offered amounts or designate new lenders that are acceptable to the Administrative Agent (such approval not to be unreasonably withheld) as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Revolving Commitments and/or such Incremental Term Loans among the Increasing Lenders and the Additional Lenders. The sum of the increase in the Revolving Commitments and the Term Loan Commitments of the Increasing Lenders plus the Revolving Commitments and the Term Loan Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Incremental Commitment Amount.
(c)    Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:
(i)    an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the new Revolving Commitments and/or new Term Loan Commitments, as applicable, of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;
(ii)    such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;
(iii)    a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;
(iv)    to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitments and/or such Incremental Term Loans, issued by the Borrower in accordance with Section 2.11(b); and
(v)    any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.
(d)    The Incremental Term Loans and Incremental Revolving Commitments shall have the same terms as the Term Loans and the Revolving Commitments, as applicable.
Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments and/or the Incremental Term Loans, as applicable, and Schedule 1.1(b) shall automatically be deemed amended accordingly.
(e)    For purposes of this Section, the following terms shall have the meanings specified below:
(i)    “Initial Yield” shall mean, with respect to Incremental Term Loans or Incremental Revolving Commitments, the amount (as determined by the Administrative Agent) equal to the sum of (A) the margin above the Adjusted LIBO Rate on such Incremental Term Loans or such Incremental Revolving Commitment, as applicable (including as margin the effect of any “LIBOR floor” applicable on the date of the calculation), plus (B) (x) the amount of any Up-Front Fees on such Incremental Term Loans or such Incremental Revolving Commitments, as applicable (including any fee or discount received by the Lenders in connection with the initial extension thereof), divided by (y) the lesser of (1) the Weighted Average Life to Maturity of such Incremental Term Loans or such Incremental Revolving Commitments, as applicable, and (2) four.
(ii)    “Up-Front Fees” shall mean the amount of any fees or discounts received by the Lenders in connection with the making of Loans or extensions of credit, expressed as a percentage of such Loan or extension of credit. For the avoidance of doubt, “Up-Front Fees” shall not include any arrangement fee paid to either Joint Lead Arranger.
(iii)    “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
Section 2.26    Defaulting Lenders.
(a)    If a Lender holding a Revolving Commitment becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i)    the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective no later than one (1) Business Day after the Administrative Agent has actual knowledge that such Lender with a Revolving Commitment has become a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments (calculated as if the Defaulting Lender’s Revolving Commitment was reduced to zero and each Non-Defaulting Lender’s Revolving Commitment had been increased proportionately); provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation; and
(ii)    to the extent that any portion (the “unreallocated portion”) of the LC Exposure and the Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (i) above for any reason, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (x) Cash Collateralize the obligations of the Defaulting Lender to the Issuing Bank or the Swingline Lender in respect of such LC Exposure or such Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and the Swingline Exposure of such Defaulting Lender, (y) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (z) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender;
provided that neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender.
(b)    If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice, and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If any Cash Collateral has been posted with respect to the LC Exposure or the Swingline Exposure of such Defaulting Lender, the Administrative Agent will promptly return such Cash Collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(c)    So long as any Lender is a Defaulting Lender, the Issuing Bank will not be required to issue, amend, extend, renew or increase any Letter of Credit, and the Swingline Lender will not be required to fund any Swingline Loans, as applicable, unless it is satisfied that 100% of the related LC Exposure and Swingline Exposure after giving effect thereto is fully covered or eliminated by any combination satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, of the following:
(i)    in the case of a Defaulting Lender, the Swingline Exposure and the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders as provided in subsection (a)(i) of this Section;
(ii)    in the case of a Defaulting Lender, without limiting the provisions of subsection (a)(ii) of this Section, the Borrower Cash Collateralizes its reimbursement obligations in respect of such Letter of Credit or such Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or such Swingline Loan, or the Borrower makes other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and
(iii)    in the case of a Defaulting Lender, the Borrower agrees that the face amount of such requested Letter of Credit or the principal amount of such requested Swingline Loan will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit or such Swingline Loan will, subject to the limitation in the proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.22 will be deemed adjusted to reflect this provision; provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reduction.
ARTICLE III.

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
Section 3.1    Conditions To Effectiveness. The amendment and restatement of the Existing Credit Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).
(d)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative

Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or either Joint Lead Arranger.
(e)    The Administrative Agent (or its counsel) shall have received the following:
(i)    a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include facsimile or form of electronic attachment (e.g., “.pdf” or “.tif”) transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(ii)    (A) a duly executed Subsidiary Guarantee Agreement by the Domestic Subsidiaries (other than Merger Sub) identified on Schedule 4.14, (B) a duly executed joinder agreement by Progressive Finance in the form of Annex I to the Subsidiary Guarantee Agreement, together with the items described in clauses (iv), (v) and (vi) of this Section 3.1(b) with respect to Progressive Finance and (C) a duly executed Borrower Guarantee Agreement (with respect to the Hedging Obligations and Treasury Management Obligations of the Subsidiaries of the Borrower);
(iii)    a duly executed Intercreditor Agreement;
(iv)    a certificate of the Secretary or Assistant Secretary of each Loan Party, substantially in the form attached hereto as Exhibit 3.1(b)(iv), attaching and certifying copies of its bylaws or operating agreement, as applicable, and of the resolutions of its board of directors (or equivalent governing body), authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
(v)    certified copies of the articles of incorporation or other charter documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of such Loan Party;
(vi)    a favorable written opinion of Kilpatrick Townsend & Stockton LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;
(vii)    a certificate, dated the Closing Date substantially in the form attached hereto as Exhibit 3.1(b)(vii) and signed by a Responsible Officer, (A) confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 3.2, and (B) certifying that (x) all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any applicable laws, or by any contractual obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Transaction Documents, the Closing Date Acquisition Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and (y) no known investigation or inquiry by any Governmental Authority regarding the Commitments or any transaction (including the Closing Date Acquisition) being financed with the proceeds thereof shall be ongoing;
(viii)    a duly executed Notice of Borrowing;
(ix)    a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;
(x)    certified copies of the 2014 Note Agreement and all material documents related thereto, each in form and substance reasonably satisfactory to the Administrative Agent;
(xi)    a solvency certificate, dated as of the Closing Date and signed by the chief financial officer of Borrower, confirming that the Borrower is Solvent, and the Borrower and its Subsidiaries on a consolidated basis, are Solvent before and after giving effect to the funding of the Term Loan and any Revolving Loans and any other extensions of credit on the Closing Date and the consummation of the other transactions contemplated herein (including the Closing Date Acquisition);
(xii)    audited financial statements of (i) (x) the Borrower and its Subsidiaries and (y) Progressive Finance and its Subsidiaries, in each case for the period ending December 31, 2012 and (ii) financial projections for the Borrower and its Subsidiaries (to the extent such financial projections are required to be delivered under the Existing Credit Agreement, but giving effect to the Closing Date Acquisition and the issuance of the notes under the 2014 Note Agreement, in each case on a pro forma basis);
(xiii)    all documentation and other information with respect to the Loan Parties that the Administrative Agent or such Lender reasonably believes is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act;
(xiv)    a summary of management contracts or copies of such contracts in lieu of any summary with respect to officers of Progressive Finance and its Subsidiaries that will remain effect after consummation of the Closing Date Acquisition and, if requested by the Administrative Agent, certified copies of such management contracts; and
(xv)    such other documents, certificates, information or legal opinions as the Administrative Agent or the Lenders may reasonably request, all in form and substance satisfactory to the Administrative Agent and the Lenders.
(f)    All conditions precedent to the Closing Date Acquisition, other than the funding of the Loans, shall have been satisfied, and the Closing Date Acquisition shall be consummated substantially simultaneously with the closing and funding of the Loans and the funding under the 2014 Note Agreement in accordance with the Closing Date Acquisition Agreement, without alteration, amendment or other change, supplement or modification of the Closing Date Acquisition Agreement except for waivers of conditions that are not material or adverse to the Lenders. The

Administrative Agent (or its counsel) shall have received certified copies of the Closing Date Acquisition Agreement and all other material Closing Date Acquisition Documents, each in form and substance reasonably satisfactory to the Administrative Agent.
(g)    The 2014 Note Agreement shall have been consummated substantially simultaneously with the closing and funding of the Loans and the Borrower shall have received net cash proceeds from the issuance of the notes thereunder in an amount not less than $300,000,000.
(h)    The Loan Facility Agreement and the other Loan Facility Documents shall have been amended and restated in a manner reasonably satisfactory to the Administrative Agent.
For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 3.2    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
(a)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist; and
(b)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects); provided, that to the extent such representation or warranty relates to a specific prior date, such representation or warranty shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) only as of such specific prior date;
(c)    since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; and
(d)    the Borrower shall have delivered the required Notice of Borrowing.
Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.
Section 3.3    Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and each Lender as follows:
Section 4.1    Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2    Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Transaction Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, partner, member or stockholder, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Transaction Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3    Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Transaction Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any judgment or order of any Governmental Authority binding on the Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.
Section 4.4    Financial Statements. The Borrower has furnished to each Lender the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2013, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended prepared by Ernst & Young. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2013, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.
Section 4.5    Litigation and Environmental Matters.
(d)    No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Transaction Document.
(e)    Except as could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply in any material respect with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability. Neither the Borrower nor any of its Subsidiaries (x) has received notice of any claim with respect to any Environmental Liability or (y) knows of any basis for any Environmental Liability that, in each case, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.6    Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.7    Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.
Section 4.8    Taxes. The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
Section 4.9    Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”
Section 4.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.
Section 4.11    Ownership of Property.
(d)    Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business.
(e)    Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, tradenames, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.
Section 4.12    Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 4.13    Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14    Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.
Section 4.15    Solvency. After giving effect to the execution and delivery of the Loan Documents (including the provisions of Sections 8, 9 and 23 of the Subsidiary Guarantee Agreement and Sections 8, 9 and 23 of the Borrower Guarantee Agreement) and the making of the Loans under this Agreement, (i) the Borrower is Solvent on the Closing Date and (ii) the Loan Parties on a consolidated basis are Solvent.
Section 4.16    OFAC. Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of any Responsible Officer of the Borrower or any Subsidiary, any of the respective directors, officers, affiliates, employees or agents of the Borrower or such Subsidiary is a Sanctioned Person. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time. The Borrower and its Subsidiaries, and to the knowledge of any Responsible Officer of the Borrower or any Subsidiary, their respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. As used herein, the term “Responsible Officer” means the chief executive officer, president, executive vice president, chief financial officer, treasurer, assistant treasurer or controller of the applicable Loan Party.
Section 4.17    Patriot Act. Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
ARTICLE V.

AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of and interest on any Loan or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:
Section 5.1    Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:
(a)    as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated and unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated and unaudited consolidating statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Ernst & Young or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. It being agreed that the requirements of this subsection may be satisfied by the delivery of the applicable annual report on Form 10-K of Interface to the Securities and Exchange Commission to the extent that (i) it contains the foregoing information and (ii) it is delivered within the applicable time period noted herein and is available to the Lenders on EDGAR;
(b)    as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (other than the last Fiscal Quarter), an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous Fiscal Year, all certified by the chief financial officer, treasurer or controller of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. It being agreed that the requirements of this subsection may be satisfied by the delivery of the applicable quarterly report on Form 10-Q of Interface to the Securities and Exchange Commission to the extent that (i) it contains the foregoing information and (ii) it is delivered within the applicable time period noted herein and is available to the Lenders on EDGAR;
(c)    concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VI and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 4.4 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);
(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission,

or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, it being agreed that the requirements of this subsection may be satisfied by the delivery of the applicable reports, statements or other materials to the Securities and Exchange Commission to the extent that such reports, statements or other materials are available to the Lenders on EDGAR;
(f)    promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request; and
(g)    as soon as available and in any event within 60 days after the end of each Fiscal Year, a forecasted income statement, balance sheet, and statement of cash flows for the following Fiscal Year.
Section 5.2    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(e)    the occurrence of any Default or Event of Default;
(f)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(g)    the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability in excess of $10,000,000, (iii) receives notice of any claim with respect to any Environmental Liability in excess of $10,000,000, or (iv) becomes aware of any basis for any Environmental Liability in excess of $10,000,000 and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(h)    the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000; and
(i)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
(j)    Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.3    Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.
Section 5.4    Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.5    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.6    Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.
Section 5.7    Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if a Default or an Event of Default has occurred and is continuing, no prior notice shall be required. All reasonable expenses incurred by the Administrative Agent and, at any time after the occurrence and during the continuance of a Default or an Event of Default, any Lenders in connection with any such visit, inspection, audit, examination and discussions shall be borne by the Borrower.
Section 5.8    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations. In addition, and not in limitation of the foregoing, the Borrower shall maintain and keep in force insurance coverage on its inventory, as is consistent with best industry practices. The Borrower shall at all times cause the Administrative Agent to be named as additional insured on all of its casualty and liability policies.

Section 5.9    Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of all Loans (a) as an extension and continuation of Indebtedness owing under, and to amend and restate, the Existing Credit Agreement and to fund the Closing Date Acquisition on the Closing Date and to pay fees and expenses related thereto and (b) thereafter (i) to finance working capital needs, (ii) to refinance existing debt, (iii) to finance Permitted Acquisitions and (iv) for other general corporate purposes of the Borrower and its Subsidiaries, in each case, not in contravention of any law or Loan Document. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.
Section 5.10    Additional Subsidiaries; Guarantees.
(f)    The Borrower may, after the Closing Date, acquire or form additional Domestic Subsidiaries so long as the Borrower, within ten (10) business days after any such Domestic Subsidiary is acquired or formed, (i) notifies the Administrative Agent and the Lenders thereof and (ii) causes such Domestic Subsidiary to become a Subsidiary Loan Party by executing agreements in the form of Annex I to the Subsidiary Guarantee Agreement and (iii) causes such Domestic Subsidiary to deliver simultaneously therewith similar documents applicable to such Domestic Subsidiary described in Section 3.1 as reasonably requested by the Administrative Agent.
(g)    The Borrower may, after the Closing Date, acquire or form additional Foreign Subsidiaries. To the extent the aggregate EBITDA attributable to all Foreign Subsidiaries whose stock has not been pledged to secure the Obligations pursuant to this subsection for the most recently ended twelve month period exceeds twenty percent (20%) of Consolidated EBITDA for the most recently ended twelve month period (the “Foreign Pledge Date”), the Borrower (i) shall notify the Administrative Agent and the Lenders thereof, (ii) subject to any required intercreditor arrangements entered into between the Administrative Agent and the holders of the notes issued under each applicable Note Agreement (or any representative thereof) in order to accomplish any required equal sharing of such pledged collateral pursuant to the terms of each applicable Note Agreement, deliver stock certificates and related pledge agreements, in form satisfactory to a collateral agent acceptable to the Administrative Agent, evidencing the pledge of 66% (or such greater percentage which would not result in material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of one or more Foreign Subsidiaries directly owned by the Borrower or any Domestic Subsidiary to secure the Obligations to the extent necessary such that, after giving effect to such pledge, the EBITDA attributable to all Foreign Subsidiaries whose stock has not been pledged to secure the Obligations pursuant to this subsection for the most recently ended twelve month period does not exceed twenty percent of Consolidated EBITDA, and (iii) cause such Foreign Subsidiary whose stock is pledged pursuant to the immediately preceding clause (ii) to deliver simultaneously therewith similar documents applicable to such Foreign Subsidiary described in Section 3.1 as reasonably requested by the Administrative Agent; provided that in no event shall any such Foreign Subsidiary be required to join the Subsidiary Guarantee Agreement or otherwise to guarantee any of the Obligations. Upon the occurrence of the Foreign Pledge Date, the Borrower will be required to comply with the terms of this Section 5.10(b) within thirty (30) days after any new Foreign Subsidiary is acquired or formed. Upon the occurrence of the Foreign Pledge Date and within a reasonable time thereafter, the Administrative Agent shall enter into an intercreditor agreement, in form and substance satisfactory to the Required Lenders, with all other creditors of the Borrower having a similar covenant with the Borrower.
(h)    Notwithstanding anything to the contrary in this Agreement, (i) the Merger Sub shall not be required to become a Subsidiary Loan Party or to execute the Subsidiary Guarantee Agreement, provided that Merger Sub is merged into Progressive Finance on the Closing Date, with Progressive Finance being the surviving entity of such merger, in accordance with the Closing Date Acquisition Agreement, and Progressive Finance will comply with all requirements to become a Subsidiary Loan Party in accordance herewith, and (ii) none of Aaron Rents Puerto Rico or the Blocker Corporations shall be required to become Subsidiary Loan Party or to execute the Subsidiary Guarantee Agreement, subject to compliance with Section 7.13.
(i)    The Borrower will cause any Domestic Subsidiary or any other Domestic Controlled Affiliate that provides a Guarantee or otherwise becomes liable (including as a borrower or co-borrower) in respect of the obligations under any Note Purchase Agreement or any other agreement providing for the incurrence of Indebtedness that is pari passu with the Indebtedness under this Agreement to (1) become a Subsidiary Loan Party by executing agreements in the form of Annex I to the Subsidiary Guarantee Agreement and deliver simultaneously therewith similar documents applicable to such Domestic Subsidiary described in Section 3.1 as reasonably requested by the Administrative Agent.
Section 5.11    Post-Closing Covenant. Within ten (10) Business Days after the Closing Date (or such later date as the Administrative Agent agrees), the Borrower shall cause each of the Progressive Finance Subsidiaries to become a Subsidiary Loan Party by executing agreements in the form of Annex I to the Subsidiary Guarantee Agreement and cause each Progressive Finance Subsidiary to deliver simultaneously therewith the items described in clauses (iv), (v) and (vi) of Section 3.1(b) with respect to such Progressive Finance Subsidiaries as reasonably requested by the Administrative Agent.
ARTICLE VI.

FINANCIAL COVENANTS
The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on or any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:
Section 6.1    Total Debt to EBITDA Ratio. The Borrower and its Subsidiaries shall maintain, as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2014, a Total Debt to EBITDA Ratio of not greater than 3.00:1.00.
Section 6.2    Fixed Charge Coverage Ratio. The Borrower and its Subsidiaries shall maintain, as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2014, a Fixed Charge Coverage Ratio of not less than 2.00 to 1:00.
ARTICLE VII.

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:
Section 7.1    Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness created pursuant to the Loan Documents;
(b)    Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;
(c)    Indebtedness of the Borrower or any Subsidiary incurred after the Closing Date to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $60,000,000 at any time outstanding and that the aggregate principal amount of such Indebtedness incurred by Foreign Subsidiaries, together with the principal amount of Indebtedness permitted to be made under clause (j) does not exceed 20% of the total assets of the Borrower and its Subsidiaries measured on a consolidated basis in accordance with GAAP as of the end of the immediately preceding Fiscal Quarter for which financial statements have been delivered (giving effect to such Acquisition on a pro forma basis);
(d)    Indebtedness of the Borrower owing to any Loan Party and of any Loan Party owing to the Borrower or any other Loan Party;
(e)    Guarantees by the Borrower of Indebtedness of any Loan Party and by any Loan Party of Indebtedness of the Borrower or any other Loan Party;
(f)    Guarantees by the Borrower of Indebtedness of certain franchise operators of the Borrower, provided such guarantees are given by the Borrower in connection with (1) loans made pursuant to the terms of the Loan Facility Agreement or (2) loans made pursuant to terms of any other unsecured loan facility agreements with terms reasonably acceptable to the Administrative Agent entered into after the date hereof in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;
(g)    endorsed negotiable instruments for collection in the ordinary course of business;
(h)    Guarantees by Borrower of permitted Indebtedness of Foreign Subsidiaries;

(i)    unsecured Indebtedness of Foreign Subsidiaries (whether such Indebtedness represents loans made by the Borrower or any of its Subsidiaries or by a third party) so long as after giving effect to the incurrence of such Indebtedness on a pro forma basis, (x) the Total Debt to EBITDA Ratio measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered does not exceed the maximum threshold then permitted under Section 6.1, (y) no Default or Event of Default has occurred and is continuing, or would result therefrom and (z) the aggregate principal amount of such Indebtedness, together with the amount of and Indebtedness permitted to be incurred by such Foreign Subsidiaries under clause (c), does not exceed 20% of the total assets of the Borrower and its Subsidiaries measured on a consolidated basis in accordance with GAAP as of the end of the immediately preceding Fiscal Quarter for which financial statements have been delivered (giving effect to any Acquisition financed with such Indebtedness on a pro forma basis);
(j)    Private Placement Debt under the 2011 Note Agreement and the 2014 Note Agreement in an aggregate principal amount not to exceed $425,000,000 at any time, together with, (x) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, amendments, extensions, renewals, refinancings and replacements of any such Indebtedness that do not (i) increase the outstanding principal amount thereof or shorten the maturity or the weighted average life thereof, (ii) have financial and other terms that are materially more onerous in the aggregate than the terms set forth in the Note Agreements as of the Closing Date and do not have defaults, rights or remedies more burdensome in the aggregate to the obligors thereunder than the Indebtedness under the Note Agreements as of the Closing Date and (iii) include an obligor that is not a Loan Party pursuant to this Agreement and the other Loan Documents and (y) Guarantees of such Indebtedness by any Subsidiaries of Borrower; and
(k)    any other unsecured Indebtedness of the Borrower or any Subsidiary that is a Loan Party so long as after giving effect to the incurrence of such Indebtedness on a pro forma basis, (w) the Total Debt to EBITDA Ratio measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered does not exceed the maximum threshold then permitted under Section 6.1, (x) no Default or Event of Default has occurred and is continuing, or would result therefrom, (y) the terms of such Indebtedness are not on financial and other terms that are materially more onerous in the aggregate than the Indebtedness under this Agreement and the other Loan Documents and do not have defaults, rights or remedies more burdensome in the aggregate to the obligors thereunder than the Indebtedness under this Agreement and the other Loan Documents and (z) such Indebtedness does not include an obligor that is not a Loan Party pursuant to this Agreement and the other Loan Documents.
Section 7.2    Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired (other than any shares of stock of the Borrower that are repurchased by the Borrower and retired or held by the Borrower), except:
(f)    Permitted Encumbrances;
(g)    any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(h)    purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets together with all interest, fees and costs incurred in connection therewith;
(i)    any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition; and
(j)    extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (d) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;
(k)    Liens securing the Obligations; and
(l)    Liens on shares of stock of any Foreign Subsidiary to the extent that the Obligations are secured pari passu with any other Indebtedness or obligations secured thereby.
Section 7.3    Fundamental Changes.
(e)    The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that (i) the Blocker Corporations may merge or liquidate into the Borrower or any other Loan Party, provided that the Borrower or such Loan Party is the survivor of such merger, and (ii) if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (A) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (B) any Subsidiary may merge into another Subsidiary or the Borrower; provided, however, that if the Borrower is a party to such merger, the Borrower shall be the surviving Person, provided, further, that if any Subsidiary to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (C) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party, (D) any other Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders, and such Subsidiary dissolves into another Subsidiary Loan Party or the Borrower; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
(f)    The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.
Section 7.4    Investments, Loans, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:
(c)    Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);
(d)    Permitted Investments;
(e)    Permitted Acquisitions;
(f)    Investments made by the Borrower in or to any other Loan Party and by any other Loan Party to the Borrower or in or to another Loan Party;
(g)    loans or advances to employees, officers, stockholders or directors of the Borrower or any Subsidiary in the ordinary course of business; provided, however, that the aggregate amount of all such loans and advances does not exceed $2,000,000 at any time outstanding;
(h)    loans to franchise operators and owners of franchises acquired or funded pursuant to the Loan Facility Agreement and the other credit facility agreements referenced in Section 7.1(f);
(i)    Guarantees permitted under Section 7.1(f);
(j)    the acquisition or ownership of stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to any Subsidiary Loan Party or any of their Subsidiaries;
(k)    loans to and other investments in Foreign Subsidiaries, provided that, the aggregate amount of such outstanding loans to and investments in such Foreign Subsidiaries do not exceed the amount permitted under Section 7.1(i);
(l)    Investments in investment grade corporate bonds and variable rate demand notes having a rating of BBB+ (or the equivalent) or higher, at the time of acquisition thereof, from S&P or Moody’s and in either case maturing within two years from the date of acquisition thereof in an aggregate amount not to exceed $125,000,000 at any time; and
(m)    other Investments not to exceed $75,000,000 at any time.
Section 7.5    Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any options, warrants, or other rights to purchase such Capital Stock or such subordinated Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary Loan Party, (iii) the payment by the Borrower or any Subsidiary thereof of the “Merger Consideration” (as such term is defined in the Closing Date Acquisition Agreement) to the holders of record of any “Company Units” (as such term is defined in the Closing Date Acquisition Agreement) and the payment by the Borrower or any Subsidiary thereof of the “Blocker Merger Consideration” (as such term is defined in the Closing Date Acquisition Agreement) to the “Blocker Owners” (as such term is defined in the Closing Date Acquisition Agreement), in each case pursuant to the terms of the Closing Date Acquisition Documents, and (iv) other Restricted Payments made by the Borrower in cash so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) after giving effect to the payment thereof on a pro forma basis, the Borrower and its Subsidiaries would be in compliance with the financial covenants in Article VI measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered hereunder.
Section 7.6    Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business; (b) the sale of inventory and Permitted Investments in the ordinary course of business, (c) sales and dispositions permitted under Section 7.3(a) and sale leaseback transactions permitted under Section 7.9, (d) sales of assets, business or property identified in writing to Administrative Agent and approved by Lenders in writing prior to the Closing Date, (e) sales of assets in connection with the sale of a store owned by Borrower to a franchisee of Borrower and (f) other sales of assets made on or after the date hereof not to exceed $100,000,000 in book value in the aggregate; provided that, in each case, any conveyance, sale, lease, assignment, transfer or other disposal of property (other than sales and dispositions of the type described in clauses (a) and (b) above) shall be subject to the provisions of Section 2.13.
Section 7.7    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly-owned Subsidiaries not involving any other

Affiliates, (c) any Restricted Payment permitted by Section 7.5 and (d) transactions permitted under Section 7.4(e).
Section 7.8    Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement, any other Transaction Document, the Loan Facility Agreement, the Note Agreements (or in any other note purchase agreement entered into in connection with any Private Placement Debt permitted to be incurred hereunder or any other indenture, note purchase agreement or loan agreement in connection with any permitted refinancing of the Loan Facility Agreement or the Note Agreements, so long as the restrictions and conditions in such other indenture, note purchase agreement or loan agreement are no more burdensome in any material respect than those imposed by the Loan Facility Agreement or the Note Agreements), (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.
Section 7.9    Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided, however, the Borrower may engage in such sale and leaseback transactions so long as the aggregate fair market value of all assets sold and leased back does not exceed $300,000,000 from and after the date hereof.
Section 7.10    Amendment to Material Documents. The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders under its certificate of incorporation, bylaws or other organizational documents.
Section 7.11    Accounting Changes. The Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.
Section 7.12    Hedging Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.13    Activities of Aaron Rents Puerto Rico and Blocker Corporations.
(a)    Unless Aaron Rents Puerto Rico has become a Subsidiary Loan Party in accordance with the terms of Section 5.10 of this Agreement, the Borrower will not permit Aaron Rents Puerto Rico to engage in any business or activity other than (a) maintaining its existence and/or winding up its affairs and (b) activities related to the completion of any ongoing tax audit, and no Loan Party shall make any additional Investment in Aaron Rents Puerto Rico other than in connection with the business and activities set forth in clause (a) and (b) above.
(b)    Unless the applicable Blocker Corporation has become a Subsidiary Loan Party in accordance with the terms of Section 5.10 of this Agreement, the Borrower will not permit any of the Blocker Corporations to engage in any business or activity other than the following activities (i) maintaining its existence and/or winding up its affairs, (ii) merging or liquidating into the Borrower or another Loan Party, with the Borrower or such other Loan Party being the survivor of such merger or liquidation, and (iii) holding the membership interests of Progressive Finance, and no Loan Party shall make any additional Investment in any of the Blocker Corporations other than in connection with the activities set forth in clauses (i), (ii) and (iii) above.
Section 7.14    Government Regulation. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be reasonably requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.
ARTICLE VIII.

EVENTS OF DEFAULT
Section 8.1    Events of Default. If any of the following events (each an “Event of Default”) shall occur:
(m)    the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(n)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
(o)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or
(p)    the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1, 5.2, 5.3 (solely with respect to the Borrower’s existence) or 5.11 or Article VI or VII; or
(q)    any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(r)    any event of default (after giving effect to any grace period) shall have occurred and be continuing under the Loan Facility Documents, or all or any part of the obligations due and owing under the Loan Facility Agreement are accelerated, declared to be due and payable, or required to be prepaid or redeemed, in each case prior to the stated maturity thereof;
(s)    the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
(t)    the Borrower, any Material Subsidiary, or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary, shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(u)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Material Subsidiary or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary, or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower, any Material Subsidiary or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary, or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(v)    the Borrower, any Material Subsidiary or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(w)    an ERISA Event shall have occurred that when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $20,000,000 or otherwise having a Material Adverse Effect; or
(x)    judgments and orders for the payment of money in excess of $20,000,000 in the aggregate, to the extent not covered by insurance for which the insurance carrier has acknowledged coverage, shall be rendered against the Borrower, any Material Subsidiary or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary, and to the extent such judgments or orders have not been discharged either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(y)    any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(z)    a Change in Control shall occur or exist; or
(aa)    any provision of any Subsidiary Guarantee Agreement or the Borrower Guarantee Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Guarantor, or any Guarantor shall so state in writing, or any Guarantor shall seek to terminate its Guarantee under the Subsidiary Guarantee Agreement or the Borrower Guarantee Agreement, as applicable;
(bb)    any other Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, or an event of default occurs under any other Loan Document (after giving effect to any applicable grace period);
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 8.2    Application of Funds.
After the exercise of remedies provided for in Section 8.1 (or immediately after an Event of Default specified in either clause (h) or (i) of Section 8.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
(g)    first, if there is any collateral securing the Obligations hereunder at such time, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the collateral, until the same shall have been paid in full;
(h)    second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(i)    third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(j)    fourth, to the fees due and payable under the Loan Documents and interest then due and payable under the terms of the Loan Documents, until the same shall have been paid in full;
(k)    fifth, subject to the Intercreditor Agreement, to the aggregate outstanding principal amount of the Term Loans (allocated pro rata among the Lenders in respect of their Pro Rata Shares), to the aggregate outstanding principal amount of the Revolving Loans, the LC Exposure, the Hedging Obligations and the Treasury Management Obligations, until the same shall have been paid in full, allocated pro rata among any Lender and any Lender or Affiliate of a Lender holding Hedging Obligations or Treasury Management Obligations, based on their respective Pro Rata Shares of the aggregate amount of such Revolving Loans, LC Exposure, the Hedging Obligations and Treasury Management Obligations;

(l)    sixth, to additional Cash Collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all Cash Collateral held by the Administrative Agent pursuant to this Agreement is equal to 105% of the LC Exposure after giving effect to the foregoing clause fifth; and
(m)    to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.
All amounts allocated pursuant to the foregoing clauses third through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as Cash Collateral for the LC Exposure, such account to be administered in accordance with Section 2.24(g).
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
Notwithstanding the foregoing, Hedging Obligations and Treasury Management Obligations may be excluded from the application described above without any liability to the Administrative Agent, if the Administrative Agent has not received written notice, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Lender or Affiliate of a Lender.  Each such Lender or Affiliate of a Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX.

THE ADMINISTRATIVE AGENT
Section 9.1    Appointment of Administrative Agent.
(n)    Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent and the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(o)    The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as the term “Administrative Agent” as used in this Article IX included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
Section 9.2    Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it or its sub-agents with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.3    Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4    Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 9.5    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6    The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
Section 9.7    Successor Administrative Agent.
(f)    The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower if no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.
(g)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”),

then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(h)    Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring or removed Administrative Agent’s resignation or removal hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring or removed Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
(i)    In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(a)(ii), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).
Section 9.8    Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.
Section 9.9    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
Section 9.10    Administrative Agent May File Proofs of Claim.
(b)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any

Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(c)    To file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(d)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(e)    any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
(f)    Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE X.

MISCELLANEOUS
Section 10.1    Notices.
(n)    Written Notices.
(i)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Aaron’s, Inc. 1100 Aaron Building 309 East Paces Ferry Road, NE

Atlanta, GA 30305-2377
Attn: Chief Financial Officer
Telecopy Number: (404) 240-6520
with a copy to:
Aaron’s, Inc.
1100 Aaron Building
309 East Paces Ferry Road, N.E.
Atlanta, GA 30305-2377
Attn: General Counsel
Telecopy Number: (678) 402-3512

To the Administrative Agent:	SunTrust Bank 3333 Peachtree Road Atlanta, Georgia 30326 Attention: Kelly Gunter Telecopy Number: (404) 439-7327

With a copy to:	SunTrust Bank Agency Services 303 Peachtree Street, N.E. / 25th Floor Atlanta, Georgia 30308 Attention: Doug Weltz Telecopy Number: (404) 495-2170

To the Issuing Bank:	SunTrust Bank 25 Park Place, N.E. / Mail Code 3706 / 16th Floor Atlanta, Georgia 30303 Attention: Standby Letter of Credit Dept. Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank Agency Services 303 Peachtree Street, N.E. / 25th Floor Atlanta, Georgia 30308 Attention: Doug Weltz Telecopy Number: (404) 495-2170

To any other Lender:	the address set forth on the Administrative Questionnaire or in the Assignment and Acceptance that such Lender executes
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered by hand, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.
(ii)    Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.
(o)    Electronic Communications.
(i)    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)    Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
Section 10.2    Waiver; Amendments.

(d)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between any Loan Party and the Administrative Agent, or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(e)    No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22 (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; or (vii) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(f)    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).
Section 10.3    Expenses; Indemnification.
(c)    The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, each Joint Lead Arranger, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(d)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Joint Lead Arranger, each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the use by any Person of any information or materials obtained through Syndtrak or any other Internet Web Sites, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, in each case so long as the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.
(e)    The Borrower shall pay, and hold the Administrative Agent, each Joint Lead Arranger, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent, each Joint Lead Arranger, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
(f)    To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, each Joint Lead Arranger, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, each Joint Lead Arranger, Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, each Joint Lead Arranger, the Issuing Bank or the Swingline Lender in its capacity as such.
(g)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.
(h)    All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.
Section 10.4    Successors and Assigns.
(c)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(d)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.
(iii)    Required Consents. The following consents (and no others) shall be required for any assignment:
(A)    the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)    the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment;
(C)    the prior written consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the prior written consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments; and
(D)    any consent required pursuant to paragraph (b)(i)(B) of this Section 10.4.
(iv)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.21 if such assignee is a Foreign Lender.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not fully comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent ten Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such tenth Business Day.

(e)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, Administrative Agent shall serve as Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
(f)    Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(g)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any Guarantor or limit the liability of any such Guarantor under the Subsidiary Guarantee Agreement or the Borrower Guarantee Agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of such agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20, and

2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.22 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(h)    A Participant shall not be entitled to receive any greater payment under Section 2.19 and Section 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(e) as though it were a Lender.
(i)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.5    Governing Law; Jurisdiction; Consent to Service of Process.
(j)    This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Georgia.
(k)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Northern District of Georgia and of any state court of the State of Georgia located in Fulton County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or , to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(l)    The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(m)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.6    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.7    Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.
Section 10.8    Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.
Section 10.9    Survival. All covenants, agreements, representations and warranties made by any Loan Party herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.19, 2.20, 2.21, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.
Section 10.10    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11    Confidentiality. Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
Section 10.13    Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.
Section 10.14    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees and acknowledges its Subsidiaries’ understanding that:  (i) (A) the services regarding this Agreement  provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between  Borrower and each other Loan Party, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and  by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders  is and has been acting solely as a principal and,  except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to Borrower, any other Loan Party or any of their Affiliates  with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii)  the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and Lenders has no obligation to disclose any of such interests to  Borrower , any other Loan Party of any of their respective Affiliates.  To the fullest extent permitted by Law, each of Borrower and the other Loan Parties hereby waive and release any claims that it may have against  the Administrative Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.15    Amendment and Restatement. Effective upon satisfaction of the conditions set forth in Section 3.1, this Agreement amends, restates, supersedes and replaces the Existing Credit Agreement in its entirety. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement and is not, and is not intended by the parties to be, a novation of the Existing Credit Agreement. All outstanding Loans and other Obligations (each such term as defined in the Existing Credit Agreement) shall continue to be Loans and Obligations under this Agreement until repaid in cash by the Borrower, and all Existing Letters of Credit shall be deemed to be Letters of Credit hereunder. All rights and obligations of the parties shall continue in effect, except as otherwise expressly set forth herein. Without limiting the foregoing, no Default or Event of Default existing under the Existing Credit Agreement as of the Closing Date shall be deemed waived or cured by this amendment and restatement thereof, except to the extent such Default or Event of Default would not otherwise be a Default or Event of Default hereunder after giving effect to the provisions hereof. All references in the other Loan Documents to the Credit Agreement shall be deemed to refer to and mean this Agreement, as the same may be further amended, supplemented, and restated from time to time.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal in the case of the Borrower by their respective authorized officers as of the day and year first above written.
AARON’S, INC.
By
Gilbert L. Danielson
Executive Vice President and
Chief Financial Officer
[SEAL]

SUNTRUST BANK,
as Administrative Agent, as Issuing Bank, as
Swingline Lender and as a Lender
By
Name:
Title:

REGIONS BANK,
as a Lender
By
Name:
Title:

BRANCH BANKING AND TRUST COMPANY,
as a Lender
By
Name:
Title:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender
By
Name:
Title:

BANK OF AMERICA, N.A.,
as a Lender
By
Name:
Title:

SCHEDULE 1.1(a)

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Pricing Level	Total Debt to EBITDA Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Commitment Fee
I	Less than 1.50:1.00	1.750% per annum	0% per annum	0.15% per annum
II	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	1.875% per annum	0% per annum	0.20% per annum
III	Less than 2.50:1.00 but greater than or equal to 2.00:1.00	2.000% per annum	0% per annum	0.25% per annum
IV	Greater than or equal to 2.50:1.00	2.250% per annum	0% per annum	0.30% per annum